EXHIBIT 10.1

EMPLOYMENT AGREEMENT

This Agreement is made and entered into as of January 15, 2009, between ANADIGICS, INC., a Delaware corporation (the “Company”), and Mario A. Rivas (the “Executive”).

WHEREAS, the Company desires to employ the Executive on the terms and subject to the conditions set forth herein.

WHEREAS, the Executive is willing to accept employment on such terms and conditions.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, the parties hereby agree as follows:

I.

EMPLOYMENT

A. The Company agrees to employ the Executive and the Executive agrees to be employed by the Company for the term of employment as provided in Article II below and upon the terms and conditions provided in this Agreement.

B. The Executive represents and warrants to the Company that by entering into and performing the Executive’s obligations under this Agreement, the Executive has not breached and will not breach duties or obligations (whether fiduciary, contractual or arising by operation of law or otherwise) owed to any third party in connection with any prior employment or position.

II.

TERM

The Executive’s term of employment under this Agreement shall commence on February 1, 2009 (the “Closing Date”) and shall terminate on December 31, 2010, unless terminated earlier as provided in Article VI hereof (the “Stated Term of Employment”).

III.

POSITION AND RESPONSIBILITIES

A. During the Stated Term of Employment, the Executive agrees to serve as President and Chief Executive Officer of the Company and each subsidiary of the Company and to serve as a member of the Company’s Board of Directors (the “Board”) and to be responsible for the general management of the operations of the Company and its subsidiaries, subject to the direction of the Board.  The Executive shall report directly to the Board.

B. During the Stated Term of Employment, the Executive shall devote all of his business time, attention and skill exclusively to the business and affairs of the Company and its subsidiaries and as otherwise approved by the Board.  Subject to the Board’s consent, which shall not be unreasonably withheld, the Executive may engage in civic or charitable activities and serve on the boards of directors of other corporations.  The Executive shall perform faithfully the duties which may be assigned to him from time to time by the Board and shall use his best efforts and skills to promote the Company’s and its subsidiaries’ business and shall follow, at all times during the course of his employment hereunder, prudent and ethical business practices.  During the continuance of the Executive’s employment hereunder the Executive shall comply with all reasonable requests and directions from time to time given to the Executive (consistent with his position as the President and Chief Executive Officer) by the Board and with all rules and regulations from time to time promulgated by the Company and its subsidiaries concerning its employees.

IV.

COMPENSATION

For services rendered by the Executive hereunder, the Executive shall be compensated as follows:

A. Base Salary

The Company shall pay the Executive a fixed base salary of Four hundred fifty thousand dollars ($450,000) per calendar year (or prorated portion hereof), subject to increase in the sole discretion of the Board (the “Base Salary”), payable in installments on the Company’s regular payroll dates commencing on the Closing Date.  If, in the sole discretion of the Board, the Executive’s Base Salary is increased, such increased Base Salary shall then constitute the “Base Salary” for purposes of this Agreement.

B. Sign-on Bonus

As a sign-on bonus, the Company shall grant the Executive stock options set forth in Annex A hereto on the Closing Date.

C. Annual Bonus Plan

In addition to the Base Salary and Sign-on Bonus, the Executive shall be eligible for bonuses as well as other incentive compensation as may be authorized from time to time by the compensation committee of the Board (the “Compensation Committee”).  The bonuses shall be based upon satisfactory achievement of the Company’s operational and strategic business plan and financial projects (“Plan”), proposed by the Executive to the Board and agreed to by the Board, with the targeted annual bonus being 100% of the Executive’s then annual Base Salary for achieving Plan.  The bonus shall be earned and paid out annually with respect to achieving or exceeding Plan for such year and shall be paid during the first two and one-half months following the end of the year for which the bonus is earned.

D. Business Related Expenses

The Company shall reimburse the Executive, in accordance with Company policy, for all actual documented out-of-pocket travel, entertainment, business and other expenses reasonably and properly incurred by the Executive in performing his duties and obligations under this Agreement.

E. Long Term Incentive and Share Award Plan

The Board intends to review Executive’s performance under this Agreement with a view to the possible grant pursuant to the Company’s Long Term Incentive and Share Award Plan of stock options and/or shares of restricted stock to Executive on an annual basis to reward Executive for performance hereunder.  The Company shall grant the Executive for 2009, stock options set forth in Annex A hereto.

F. Relocation Expenses

As consideration for Executive’s relocating his residence to the East Coast, the Company agrees to reimburse Executive for:

1.	reasonable moving expenses; and

2.	reasonable rental costs of a temporary residence on the East Coast and one automobile for 60 days.

To the extent that the Company’s payments under this Section IV.F are includible in the Executive’s taxable income, the Company shall increase such payments by an additional amount calculated to ensure that the Executive’s net proceeds, after paying federal, state and local income taxes on such payments and such additional amount, are equal to the Executive’s expenses described in this Section IV.F.

G. General Benefits

During the term of this Agreement, the Executive will be eligible to receive such benefits as are generally provided to executive officers of the Company as determined from time to time by the Board.

The Executive will be entitled to normal sick leave during the term of this Agreement, when the Executive is not Disabled, as that term is defined in Section VI.A.  During the Stated Term of Employment, Executive will be entitled to all public holidays observed by the Company and vacation days in accordance with the applicable vacation policies for executive officers of the Company, which vacation days will be taken at a reasonable time.

V.

RESTRICTIONS

A. Non-Interference and Non-Solicitation

1. During the Stated Term of Employment and for a period of two (2) years thereafter the Executive shall not directly or indirectly:

(i) encourage or solicit any officer or employee of the Company or any of its subsidiaries to leave the employ of any such entity;

(ii) interfere with or otherwise disrupt in any material respect (A) the relationships between the Company and its subsidiaries, on the one hand, and any customer of the Company and its subsidiaries, on the other hand, or (B) the supply to the Company and its subsidiaries of any services by any supplier or agent who during the period of twenty-four (24) months immediately preceding the Executive’s termination shall have supplied product or services to the Company or any of its subsidiaries, nor will the Executive interfere with the terms on which such supply or agency services during such period as aforesaid have been made or provided or cause any such supplier, agent or broker to discontinue its relationship with the Company and its subsidiaries; or

(iii) solicit away from the Company or any of its subsidiaries the business of any person, firm or company who during the period of twenty-four (24) months preceding the date of the Executive’s termination was a customer of the Company.

2. As used in this Article V, “customer” shall include any third party with whom the Company or any of its subsidiaries was during the said period in substantive negotiation in respect of the sale of products by the Company or any of its subsidiaries or to whom the Company or any of its subsidiaries had (during the said period) made or been requested to make an offer to sell products or provide services.

3. While the restrictions set forth in this Article V are considered by both parties to be reasonable in all the circumstances, it is recognized that restrictions of the nature in question may fail for reasons unforeseen and, accordingly, it is hereby declared and agreed that if any of such restrictions shall be adjudged to be void as going beyond what is reasonable in all the circumstances for the protection of the interests of the Company and its subsidiaries but would be valid if part of the wording thereof were deleted and/or the periods (if any) thereof reduced and/or the area dealt with thereby reduced in scope, then said restrictions shall apply with such modifications as may be necessary to make them valid and effective.

4. The limitations on the Executive set forth in this Article V shall also apply to any agent or other representative acting in his or her capacity as an agent or representative of the Executive.

5. Nothing contained in this Article V shall limit in any manner any additional obligations to which the Executive may be bound pursuant to any other agreement or any applicable law, rule or regulation.

B. Proprietary Rights; Confidentiality

1. The Executive agrees that the products of the Company and its subsidiaries shall constitute the exclusive property of the Company and its subsidiaries.  The Executive hereby assigns to the Company and its subsidiaries all of the Executive’s right, title and interest, if any, pertaining to the products developed or improved upon by the Executive for the businesses that are being conducted or developed by the Company or any of its subsidiaries while employed by the Company, including any patent, trademark, trade name, copyright or other right that may pertain thereto.  As used herein, “product” shall include prospective products under development during the Executive’s employment with the Company.

2. For the avoidance of doubt, all trademarks, trade names, service marks, designs, utility models, copyrights, know-how and confidential information, applications for registration of any of the foregoing and the right to apply for them in any part of the world (whether any of the foregoing shall be registered or unregistered) created or discovered or participated in by the Executive during the course of his employment with the Company or under the instructions of the Company for the businesses that are being conducted or developed by the Company or any of its subsidiaries shall be the absolute property of the Company.

3. The Executive recognizes and acknowledges that, by reason of his employment with the Company, he may have acquired, and will acquire, information of a proprietary, confidential, or secret nature regarding the Company and its subsidiaries and their respective businesses and operations, including but not limited to, information concerning trade secrets, know-how software, data processing systems, inventions, designs, processes, formulae, notations, improvements, financial information, business plans, prospects, referral sources, lists of suppliers and customers and other information with respect to the affairs, business, customers, agents or other business relationships of the Company and its subsidiaries (the “Confidential Information”).  The Executive shall hold in a fiduciary capacity for the benefit of the Company, all Confidential Information relating to the Company and any of its subsidiaries and their respective businesses, which shall have been obtained by the Executive during his employment by the Company.  The Executive agrees that he will not, during, or after, his employment with the Company, use or disclose the Confidential Information, or any part thereof, to any person, firm, corporation, association or other entity for any reason or purposes whatsoever.  Notwithstanding the foregoing, the provisions of this Section V.B.3 shall not apply to Confidential Information which (a) becomes or is generally available to the public (other than by acts of the Executive or his representatives); (b) becomes known to the Executive on a non-confidential basis from a source other than the Company, provided that such source is not bound by a confidentiality agreement with or other obligation of secrecy to the Company; or (c) the Executive is required to disclose in a judicial, administrative or governmental proceeding (any such proceeding, a “Legal Proceeding”).  In the event the Executive is required to disclose Confidential Information in a Legal Proceeding, the Executive shall provide the Company with prompt notice of such request so that the

Company may timely seek an appropriate protective order or waive compliance with this Section V.B.3.

C. Remedies

The Executive acknowledges that the Company will suffer irreparable injury, not readily susceptible of valuation in monetary damages, if the Executive breaches his obligations under this Article V.  Accordingly, the Executive agrees that the Company will be entitled, in addition to any other available remedies, to obtain injunctive relief against any breach or prospective breach by the Executive of his obligations under this Article V in any Federal or state court sitting in the State of New Jersey, or, at the Company’s election, in any other jurisdiction in which the executive maintains his principal residence or his principal place of business.  The Executive hereby submits to the exclusive jurisdiction of all those courts, regardless of where the Executive may be resident, for the purposes of any actions or proceedings instituted by the Company to obtain that injunctive relief, and the Executive agrees that process in any or all of those actions or proceedings may be served by registered mail, addressed to the last address of the Executive known to the Company, or in any other manner authorized by law.

VI.

TERMINATION OF EMPLOYMENT

A. Termination Due to Death or Disability

The Company may terminate the Executive’s employment hereunder due to Disability.  For purposes of this Agreement, “Disability” shall occur if the Executive is unable (other than by reason of death), in the view of the Board, to perform the duties of his occupation hereunder for at least 180 days during any twelve month period.  In the event of the Executive’s death or a termination of the Executive’s employment by the Company due to Disability, the Executive, his estate or his legal representative, as the case may be, shall be entitled to:

(a) any Base Salary earned but not yet paid as of the date of termination to be paid in accordance with the Company’s regular payroll practice (as in effect at the time of termination);

(b) any annual bonus for the year prior to the year of termination awarded and earned in accordance with the Company’s annual bonus program but not yet paid, to be paid at the time such annual bonus would otherwise be due under Section IV.C above;

(c) reimbursement for all out-of-pocket expenses that are reimbursable pursuant to Section IV.C and that are incurred, but not yet paid, prior to such death or Disability; and

(d) any short- or long-term disability or death benefits provided under the Company’s plans.

B. Resignation by Executive Not For Good Reason or Termination by the Company for Cause

(a) The Executive may resign not for Good Reason (as defined below), or the Company may terminate the Executive’s employment hereunder for Cause (as defined below) as provided in this Section VI.B.  If the Executive resigns not for Good Reason or the Company terminates the Executive’s employment hereunder for Cause, the Executive shall be entitled to (i) reimbursement for all out-of-pocket expenses that are reimbursable pursuant to Section IV.D and that are incurred, but not yet paid, prior to such termination of employment; and (ii) any Base Salary earned but not yet paid as of the date of termination to be paid in accordance with the Company’s regular payroll practice (as in effect at the time of termination).  All stock options held by Executive that have not yet vested as of the date of resignation or termination shall be canceled.  The Executive may exercise his vested stocks options within ninety (90) days of the date of resignation or termination.

(b) If the Executive is to be terminated for Cause as provided in this Section VI.B, the Executive shall be given thirty (30) days written notice of such termination.  Such written notice shall specify the particular act or acts, or failure to act, which is or are the basis for the termination of the Executive’s employment for Cause.  The Executive shall be given the opportunity during such third-day period to correct such act or failure to act if such act or failure is reasonably capable of cure.  Upon failure of the Executive, within such third-day period, to correct such act or failure to act, the Executive’s employment by the Company shall automatically be terminated under this Section VI.B for Cause.  If such act or failure to act is not reasonably capable of cure, the Executive’s employment by the Company shall automatically be terminated under this Section VI.B for Cause when notice is given by the Company.

C. Termination Without Cause or Termination for Good Reason

The Company may terminate the Executive’s employment hereunder without Cause (as defined below) and the Executive may terminate his employment hereunder for Good Reason (as defined below).  If the Company terminates the Executive’s employment hereunder without Cause, other than due to death or Disability, or if the Executive terminates his employment for Good Reason, the Executive shall be entitled subject to the Executive’s executing (and not revoking within any statutory revocation period) the Company’s Separation and Release Agreement in the form submitted by the Company’s Human Resources Department within fifty (50) days after such submission, to:

(a) an amount equal to 200% of the sum of (A) his then annual Base Salary plus (B) his annual bonus, if any, earned during the immediately preceding calendar year, such payments to be made, subject to Section VII.J below, sixty (60) days after the date of termination of employment under this Section VI.C;

(b) any Base Salary earned but not yet paid as of the date of termination to be paid in accordance with the Company’s regular payroll practice (as in effect at the time of termination);

(c) any annual bonus for the year prior to the year of termination awarded and earned in accordance with the Company’s annual bonus proposed but not yet paid, to be paid at the time such annual bonus would otherwise be due under Section IV.C above;

(d) reimbursement for all out-of-pocket expenses that are reimbursable pursuant to Section IV.D and that are incurred, but not yet paid, prior to such termination of employment;

(e) continuation of the Executive’s and his dependent’s health benefits, if any, at the level in effect on the date of termination through the earlier to occur of (i) twelve (12) months from such termination of employment or (ii) the date Executive commences employment with another entity; and

(f) immediate vesting of Executive’s stock options; Executive may exercise such options within three hundred sixty (360) days of the date of termination of employment.

If the Executive intends to terminate his employment for Good Reason, the Executive shall give written notice to the Company which notice shall specify the particular act or acts, or failure to act, which is or are the purported basis for the termination of his employment for Good Reason and such notice shall be given not later than ninety (90) days after the occurrence of such act or failure to act.  The Company shall be given the opportunity for a period of forty-five (45) days after its receipt of such notice to correct such act or acts or failure to act.  Upon failure of the Company, within such forty-five (45) day period, to correct such act or failure to act, the Executive’s employment by the Company shall automatically be terminated under this Section VI.C for Good Reason.

For purposes of this Agreement, “Cause” means

(i)           Unauthorized use or disclosure of the confidential information or trade secrets of the Company in violation of Article V;

(ii)           Conviction of, or a plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof;

(iii)           Embezzlement or misappropriation of the assets of the Company;

(iv)           Misconduct or gross negligence in the performance of duties assigned to the Executive under this Agreement; or

(v)           Willful failure to carry out the good faith, lawful direction of the Board which continues for a period of ten (10) days after notice of the specific failure and requested action.

For purposes of this Agreement, “Good Reason” means and shall be deemed to exist if, without the prior express written consent of the Executive and subject to the notice and cure right set forth above, (a) the Executive is assigned any duties or responsibilities inconsistent in any material respect with the scope of the duties or responsibilities associated with the Executive’s titles or positions, as set forth and described in Article III of this Agreement; (b) the Executive suffers a material reduction in the duties, responsibilities or authority associated with his titles and positions, as set forth and described in Article III of this Agreement, (c) the Executive is not appointed to, or is removed from the offices with the Company provided for in Article III of this Agreement; or (d) the Executive’s Annual Base Salary is materially reduced in violation of Article IV hereof.  Notwithstanding anything written herein to the contrary, it shall be considered a material reduction in duties, responsibilities and authority associated with Executive’s title if the Company ceases being a publicly traded company as a result of the Company having undergone a change of control and becoming a subsidiary of another company (whether a publicly traded company or privately held company) and Executive remains CEO of the subsidiary only.

D. Other

1. Upon any termination of the Executive’s employment pursuant to this Article VI, the Executive (or, if applicable, his estate) shall immediately deliver to the Company all documents, correspondence, memoranda, notes records, reports, plans, designs, studies and any other papers or items made or received by the Executive in connection with his employment with Company (whether or not constituting Confidential Information) (including copies of the foregoing), and all computer equipment, disks and software, keys, credit cards, books and other property of or relating to the Company or any of its subsidiaries (including without limitation all documents prepared by the Executive or which may have come into his possession in the course of the Executive’s employment hereunder including copies thereof) then in the Executive’s (or if applicable his estate’s) possession.

2. After any termination of the Executive’s employment hereunder, the Executive shall not at any time thereafter represent himself as being in any way connected with or interested in the business of or employed by the Company or any of its subsidiaries, or use for trade or other purposes the name of the Company or if its subsidiaries or any name capable of confusion therewith.

3. Upon the termination of the Executive’s employment for whatever reason the Executive shall immediately be deemed to have resigned from all directorships, if any, and offices the Executive holds in the Company or any of its subsidiaries and any directorships held at the request of or on behalf of the Company or any of its subsidiaries.

VII.

MISCELLANEOUS PROVISIONS

A. Entire Agreement

This Agreement contains all the understandings between the parties hereto and supersedes all prior discussions and agreements between the Company, on the one hand, and the Executive, on the other hand, with respect to the subject matter hereof.

B. Modification; Waiver

This Agreement may not be modified, amended or supplemented except in writing and signed by the party against whom any modification, amendment or supplement is sought.  No term or condition of this Agreement may be, or will be deemed to have been, waived except in writing by the party charged with the waiver.  A waiver shall operate only as to the specific term or condition waived and will not constitute a waiver for the future or act on anything other than that which is specifically waived.

C. Severability

If any one or more of the provisions contained in this Agreement will be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision hereof.

D. Legal and Accounting Advice and Assistance

The Executive and the Company acknowledge that this is a legally binding contract and acknowledge and agree that they have had the opportunity to consult with legal counsel of their choice and in connection with the drafting, negotiation and execution of this Agreement.  the Company agrees to reimburse the Executive for the reasonable fees of his legal counsel incurred in reviewing this Agreement, and for the reasonable fees incurred by Executive in connection with obtaining accounting and tax advice, including income tax preparation, not to exceed $10,000.

E. Rights and Remedies Cumulative

No right or remedy herein conferred upon the Company is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise.  The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or implementation of any other appropriate right or remedy.

F. Assignment

This Agreement shall inure to the benefit of, and be enforceable by, the Company and its successors and assigns.  This Agreement is personal to the Executive and may not be assigned by him.

G. Governing Law

The validity and effects of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New Jersey without giving effect to its principles of conflicts of laws.

H. Survivorship

The respective rights and obligations of the parties hereunder that specifically provide for such survival shall survive any termination of this Agreement and the Executive’s Stated Term of Employment hereunder for any reason to the extent necessary to the intended provision of such rights and the intended performance of such obligations.

I. Notice

Any notice or other communications required or permitted to be given pursuant to this agreement shall be in writing and shall be sent by registered or certified mail, return receipt requested, postage prepaid, by hand delivery (including courier services), or by telex or telecopier, as follows:

If to the Company:

ANADIGICS, INC.
141 Mt. Bethel Road
Warren, NJ  07059
Telecopy:  908-668-5608
Attention:  Board of Directors

with copies to:

Stephen A Greene, Esq.
Cahill Gordon & Reindel llp
80 Pine Street
New York, New York  10005
Telecopy:  212-269-5420

If to the Executive:

At the Executive’s most recent address shown on the Company’s corporate records or at any other address which the Executive may specify in a notice delivered to the Company in the manner set forth herein.

Any notice or communication shall be deemed given or made (i) when delivered by hand (or courier service), (ii) when mailed, five business days after being deposited in the mail, postage prepaid, sent by certified mail, return receipt requested, (iii) when telexed, answer-back received and (iv) when telecopied, receipt acknowledged.

J. Section 409A

(a)           It is intended that this Agreement will comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and any regulations and guidelines prom-

ulgated thereunder (collectively, “Section 409A”), to the extent the Agreement is subject thereto, and the Agreement shall be interpreted on a basis consistent with such intent.  If an amendment of the Agreement is necessary in order for it to comply with Section 409A, the parties hereto will negotiate in good faith to amend the Agreement in a manner that preserves the original intent of the parties to the extent reasonably possible.  No action or failure to act pursuant to this Section VII.J shall subject the Company to any claim, liability, or expense, and the Company shall not have any obligation to indemnify or otherwise protect the Executive from the obligation to pay any taxes, interest or penalties pursuant to Section 409A.

(b)           Notwithstanding any provision to the contrary in this Agreement, if the Executive is deemed on the date of his or her “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) with the Company to be a “specified employee” (within the meaning of Treas. Reg. Section 1.409A-1(i)), then with regard to any payment or benefit that is considered deferred compensation under Section 409A payable on account of a “separation from service” that is required to be delayed pursuant to Section 409A(a)(2)(B) of the Code (after taking into account any applicable exceptions to such requirement), such payment or benefit shall be made or provided on the date that is the earlier of (i) the expiration of the six (6)-month period measured from the date of the Executive’s “separation from service,” or (ii) the date of the Executive’s death (the “Delay Period”).  Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section VII.J (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.  Notwithstanding any provision of this Agreement to the contrary, for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that are considered deferred compensation under Section 409A upon or following a termination of employment, references to the Executive’s “termination of employment” (and corollary terms) with the Company shall be construed to refer to the Executive’s “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) with the Company.

(c)           With respect to any reimbursement or in-kind benefit arrangements of the Company and its subsidiaries that constitute deferred compensation for purposes of Section 409A, except as otherwise permitted by Section 409A, the following conditions shall be applicable: (i) the amount eligible for reimbursement, or in-kind benefits provided, under any such arrangement in one calendar year may not affect the amount eligible for reimbursement, or in-kind benefits to be provided, under such arrangement in any other calendar year (except that the health and dental plans may impose a limit on the amount that may be reimbursed or paid), (ii) any reimbursement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (iii) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.  Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days after termination of employment”), the actual date of payment within the specified period shall be within the sole discretion of the Company.  Whenever payments under this Agreement are to be made in installments, each such installment shall be deemed to be a separate payment for purposes of Section 409A.  Anything in this Agreement to the contrary notwithstanding, any tax gross-up payment (within the meaning of Treas. Reg. Section 1.409A-3(i)(1)(v)) provided for in this Agreement shall be made to the Executive no later than the end of the Executive’s taxable year next following the Executive’s taxable year in which he remits the related taxes.

K. Excise Tax Gross-Up

(i) In the event it is determined that any payment or distribution of any type to or for the benefit of the Executive made by the Company, by any of its affiliates, by any person who acquires ownership or effective control of the Company or ownership of a substantial portion of the Company’s assets (within the meaning of section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder) or by any affiliate of such person, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Total Payments”), would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount that shall fund the payment by the Executive of any Excise Tax on the Total Payments as well as all income taxes imposed on the Gross-Up Payment, any Excise Tax imposed on the Gross-Up Payment and any interest or penalties imposed with respect to taxes on the Gross-Up Payment or any Excise Tax.  Notwithstanding the foregoing provisions of this Section VII.K.(i), if it shall be determined that the Executive is entitled to a Gross-Up Payment, but that the portion of the Total Payments that would be treated as “parachute payments” under Section 280G of the Code does not exceed by more than $250,000 the greatest amount (the “Safe Harbor Amount”) that could be paid to the Executive such that the receipt of Total Payments would not give rise to any Excise Tax, then no Gross-up Payment shall be made to the Executive and the amount payable under clause (a) of Section VI.C of this Agreement shall be reduced so that the Total Payments, in the aggregate, are reduced to the Safe Harbor Amount.  For purposes of reducing the payments to the Safe Harbor Amount, only amounts payable under this Agreement (and no other payments) shall be reduced. If the reduction of the amounts payable under this Agreement would not result in a reduction of the Total Payments to the Safe Harbor Amount, no amounts payable under this Agreement shall be reduced pursuant to this Section VII.K.(i)

(ii) All mathematical determinations and all determinations of whether any of the total Payments are “parachute payments” (within the meaning of section 280G of the Code) that are required to be made under this Section VII.K, including all determinations of whether a Gross-Up Payment is required, of the amount of such Gross-Up Payment and of amounts relevant to the last sentence of this Section VII.K, shall be made by the independent accounting firm of Ernst & Young LLP (the “Accounting Firm”), which shall provide its determination (the “Determination”), together with detailed supporting calculations regarding the amount of any Gross-Up Payment and any other relevant matters, both to the Company and to the Executive within seven business days of the Executive’s termination date, if applicable, or such earlier time as is requested by the Company or by the Executive (if the Executive reasonably believes that any of the Total Payments may be subject to the Excise Tax).  If the Accounting

Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with a written statement that such Accounting firm has concluded that no Excise Tax is payable (including the reasons therefor) and that the Executive has substantial authority not to report any Excise Tax on the Executive’s federal income tax return.  If a Gross-Up Payment is determined to be payable, it shall be paid to the Executive within five business days after the Determination is delivered to the Company or the Executive.  Any determination by the Accounting Firm shall be binding upon the Company and the Executive, absent manifest error.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Executive has hereunto set his hand as of the day and year first above written.

ANADIGICS, INC.
By: /s/ Thomas C. Shields
Name: Thomas C. Shields Title: Executive Vice President and Chief Financial Officer

EXECUTIVE
By: /s/ Mario A. Rivas
Name: Mario A. Rivas

Annex A

Options

Section IV.B Sign-On Bonus

On the Closing Date Executive shall be granted non-qualified options for the purchase of seven hundred thousand (700,000) shares of Common Stock of the Company at an exercise price equal to the last reported sales price of the Company’s Common Stock on the NASDAQ National Market on the business day immediately prior to the Closing Date.  The Options shall have a term of 10 years (subject to earlier termination as set forth therein) and shall become vested and exercisable pursuant to the following schedule:  two hundred fifty thousand (250,000) shares on the second anniversary of the Closing Date and four hundred fifty thousand (450,000) shares on the third anniversary of the Closing Date.

Section IV.E.  Grant of Options under Long Term Incentive and Share Award Plan for 2009

On the Closing Date Executive shall be granted pursuant to the Company’s Long Term Incentive and Share Award Plan for the year 2009 non-qualified options for the purchase of five hundred thousand (500,000) shares of Common Stock of the Company at an exercise price equal to the last reported sales price of the Company’s Common Stock on the NASDAQ National Market on the business day immediately prior to the Closing Date.  The options shall have a term of ten years (subject to earlier termination as set forth therein) and shall become vested and exercisable on the first anniversary of the Closing Date.